FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan Second Quarter 2015 Constant Currency Revenue Increases 36% and Adjusted Diluted EPS Increases 32% to $0.91

Mylan Increases 2015 Adjusted Diluted EPS Guidance Range to $4.15 to $4.35

Mylan Committed to Completion of Perrigo Transaction

HERTFORDSHIRE, ENGLAND AND PITTSBURGH - August 6, 2015 - Mylan N.V. (Nasdaq: MYL) today announced its financial results for the quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•
Total revenues of $2.37 billion, up 36% on a constant currency basis versus the prior year period. Excluding the impact of the acquisition of Abbott's non-U.S. developed markets specialty and branded generics business ("EPD Business"), total revenues increased 14% on a constant currency basis, reflecting continued strength in the legacy business. Foreign currency exchange rates unfavorably impacted revenues in Q2 by $127 million.

•
Generics segment third party net sales of $2.06 billion, up 43% on a constant currency basis, with positive growth across all regions inclusive of the impact of the EPD Business. Excluding the EPD Business, Generics segment third party net sales increased 16% on a constant currency basis.

•	Specialty segment third party net sales of $301.9 million, up 5%

•	Adjusted gross profit of $1.28 billion, up 39%; GAAP gross profit of $1.01 billion, up 25%

•	Adjusted gross margin of 54%, up 400 basis points; GAAP gross margin of 43%, down 150 basis points

•	Adjusted diluted earnings per ordinary share ("EPS") of $0.91, up 32%; GAAP diluted EPS of $0.32, flat with the prior year period

Mylan CEO Heather Bresch commented, "Our exceptional second quarter results continue to underscore the underlying strength and diversity of our base business and our relentless focus on execution, even in the face of ongoing regulatory delays as well as external activity. Given the strength and momentum, as well as our outlook, for our business, we are raising our 2015 adjusted diluted EPS guidance range to $4.15 to $4.35, an increase of 19%, or 23% on a constant currency basis. Our guidance now excludes any contribution from generic Copaxone® and continues to include potential generic competition on EpiPen® Auto-Injector in the second half of the year. In addition, we see the potential for opportunities on the horizon and will provide any updates as appropriate.

"We remain steadfast in our commitment to acquire Perrigo, and we have now executed an amendment with the majority of our bridge credit facility lenders that gives us full discretion to lower the acceptance condition from 80% to greater than 50% of Perrigo ordinary shares. We look forward to the next step in the process to make our combination with Perrigo a reality, the vote by Mylan shareholders to support this transaction. Together, we will deliver to both the Mylan and Perrigo shareholders a one-of-a-kind global healthcare company with complementary businesses, unmatched scale in its operations, one of the industry's broadest and most diversified portfolios, immense reach across distribution channels and a unique platform with the size and scale that allows us to continue to be a leading consolidator in our industry."

Mylan CFO John Sheehan added, "Mylan's outstanding second quarter results demonstrate double digit growth in our legacy business as well as enhanced double digit growth with the addition of the EPD Business. As of the end of the second quarter, our debt to adjusted EBITDA leverage was just 2.2 times. Mylan continues to have ample borrowing capacity and financial firepower to execute on compelling strategic endeavors while maintaining our commitment to an investment grade credit rating."

Total Revenue

	Three Months Ended
	June 30,
(Unaudited; in millions)	2015	2014	Percent Change
Total Revenues	$2,371.7	$1,837.3	29%
Generics Third Party Net Sales	2,055.1	1,528.5	34%
North America	937.4	736.6	27%
Europe	571.0	395.9	44%
Rest of World	546.7	396.0	38%
Specialty Third Party Net Sales	301.9	287.8	5%
Other Revenue	14.7	21.0	(30)%

Generics Segment Revenue
Generics segment third party net sales were $2.06 billion for the quarter, an increase of 34% when compared to the prior year period. When translating third party net sales for the current quarter at prior year comparative period exchange rates ("constant currency"), third party net sales increased by 43%.

•
Third party net sales from North America were $937.4 million for the quarter, an increase of 27% when compared to the prior year period. This increase was primarily driven by net sales from new products, and to a lesser extent, net sales from the acquisition of the EPD Business of approximately $41 million, as well as a favorable mix of volume and pricing on existing products. The effect of foreign currency translation on third party net sales was insignificant in North America.

•
Third party net sales from Europe were $571.0 million for the quarter, an increase of 44% when compared to the prior year period. Constant currency third party net sales increased by 62%. This increase was primarily driven by net sales from the acquisition of the EPD Business of approximately $251 million, and to a lesser extent, net sales from new products. Further contributing to this increase were higher volumes on existing products, primarily in Italy and France, which were offset by pricing pressure throughout Europe.

•
Third party net sales from Rest of World were $546.7 million for the quarter, an increase of 38% when compared to the prior year period. Constant currency third party net sales increased by 51%. This increase was primarily driven by net sales from the acquisition of the EPD Business of approximately $110 million, new product launches in Australia and Japan and higher sales volumes in India, predominately from growth in our anti-retroviral ("ARV") franchise.

Specialty Segment Revenue

Specialty segment reported third party net sales of $301.9 million for the quarter, an increase of 5% when compared to the prior year period. This increase was primarily due to growth across the segment, including higher volumes of the EpiPen® Auto-Injector.

Total Gross Profit

Adjusted gross profit was $1.28 billion and adjusted gross margins were 54% for the quarter as compared to adjusted gross profit of $923.4 million and adjusted gross margins of 50% in the comparable prior year period. The current quarter increase was primarily due to net sales from the acquisition of the EPD Business and net sales from new products. GAAP gross profit for the quarter was $1.01 billion and GAAP gross margins were 43% as compared to GAAP gross profit of $808.8 million and GAAP gross margins of 44% in the comparable prior year period.

Total Profitability

Adjusted earnings from operations for the quarter were $610.8 million, up 49% from the comparable prior year period. R&D expense increased due to the impact of the acquisition of the EPD Business as well as the continued investment in our respiratory, insulin and biologics growth programs. SG&A expense increased from the prior year period as a result of the impact of the acquisition of the EPD Business as well as investments in infrastructure to support the growth of the company. GAAP earnings from operations were $276.6 million for the quarter, an increase of 22% from the comparable prior year period.

EBITDA, which is defined as net earnings (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $558.3 million for the quarter and $371.8 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $693.5 million for the quarter and $488.1 million for the comparable prior year period. Adjusted net earnings attributable to Mylan N.V. increased by $201.0 million to $474.3 million compared to $273.3 million for the prior year comparable period. Adjusted diluted EPS increased 32% to $0.91 compared to $0.69 in the prior year comparable period. GAAP net earnings attributable to Mylan N.V. increased by $42.6 million to $167.8 million as compared to $125.2 million for the prior year comparable period. GAAP diluted EPS remained flat at $0.32 when compared to the prior year comparable period due to the impact of ordinary shares issued in the acquisition of the EPD Business.

Cash Flow
Adjusted cash provided by operating activities was $490 million for the six months ended June 30, 2015 compared to $559 million for the comparable prior year period. On a GAAP basis, net cash provided by operating activities was $382 million for the six months ended June 30, 2015 compared to $448 million for the comparable prior year period. The decrease in net cash provided by operating activities was the result of the timing of customer remittances due to changes in contract terms in new agreements entered into in the current year. We expect the impact of this change to be mitigated in the third quarter. Capital expenditures were approximately $122 million for the six months ended June 30, 2015 as compared to approximately $153 million for the six months ended June 30, 2014. Adjusted free cash flow was $368 million for the six months ended June 30, 2015 compared to $411 million in the prior year period.

Full Year 2015 Financial Guidance

Mylan is increasing its 2015 adjusted diluted EPS guidance range to $4.15 to $4.35, an increase of 19% versus 2014, or 23% on a constant currency basis, using the midpoint of the updated guidance compared with the prior year. This range is up from previous guidance of $4.00 to $4.30 issued during Mylan's Q4 2014 earnings on March 2, 2015.

Conference Call
Mylan will host a conference call and live webcast, today, August 6, 2015, at 10:00 am ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available at www.mylan.com for a limited time.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted diluted EPS, adjusted cash provided by operating activities, adjusted gross profit, adjusted gross margins, adjusted earnings from operations, adjusted net earnings attributable to Mylan N.V. (the "Company"), constant currency total revenue, constant currency third party net sales, EBITDA, adjusted EBITDA, debt to adjusted EBITDA leverage, and adjusted free cash flow, are presented in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our debt agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of "constant currency" total revenues and third party net sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The "Summary of Revenues by Segment" table below compares third party net sales on an actual and constant currency basis for each reportable segment and the geographic regions within the Generics segment for the three and six months ended June 30, 2015 and 2014. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS to adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS for the quarter and six month period compared to the respective prior year period (in millions, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$167.8	$0.32	$125.2	$0.32	$224.4	$0.46	$241.1	$0.61
Purchase accounting related amortization (primarily included in cost of sales)	246.6		90.8		390.6		194.5
Litigation settlements, net	(0.9)		23.2		16.8		26.3
Interest expense, primarily amortization of convertible debt discount	16.2		11.5		28.4		22.4
Non-cash accretion and fair value adjustments of contingent consideration liability	9.6		8.7		18.8		17.1
Clean energy investments pre-tax loss (a)	21.7		17.2		44.2		36.6
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	72.6		26.0		151.4		49.4
Restructuring and other special items included in:
Cost of sales	6.7		9.9		14.7		20.2
Research and development expense	—		16.0		17.9		16.9
Selling, general and administrative expense	24.9		21.9		32.7		41.3
Other income (expense), net	1.1		3.3		8.1		0.3
Tax effect of the above items and other income tax related items	(92.0)		(80.4)		(164.6)		(132.4)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$474.3	$0.91	$273.3	$0.69	$783.4	$1.62	$533.7	$1.34
Weighted average diluted ordinary shares outstanding	521.9		397.4		482.8		397.0

(a)
Adjustment represents exclusion of the pre-tax loss related to Mylan's clean energy investments, the activities of which qualify for income tax credits under Section 45 of the Code. The amount is included in other expense (income), net in the Condensed Consolidated Statements of Operations.

Below is a reconciliation of GAAP net earnings attributable to Mylan N.V. to EBITDA and adjusted EBITDA for the quarter and six month period compared to the respective prior year period (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP net earnings attributable to Mylan N.V.	$167.8	$125.2	$224.4	$241.1
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	25.1	21.6	49.8	45.1
Income taxes	12.8	11.2	17.5	46.3
Interest expense	93.9	84.6	173.4	167.3
Depreciation and amortization	258.7	129.2	433.7	264.4
EBITDA	$558.3	$371.8	$898.8	$764.2
Add / (deduct) adjustments:
Share-based compensation expense	15.9	17.1	50.3	32.5
Litigation settlements, net	(0.9)	23.2	16.8	26.3
Restructuring & other special items	120.2	76.0	232.1	124.8
Adjusted EBITDA	$693.5	$488.1	$1,198.0	$947.8
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which nearly 50% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in about 145 countries and territories. Our workforce includes approximately 30,000 people dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com

Responsibility Statement

The directors of Mylan N.V. ("Mylan") accept responsibility for the information contained in this release. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this release is in accordance with the facts and does not omit anything likely to affect the import of such information.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2013 (the “Irish Takeover Rules”), if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1% or more of any class of ‘relevant securities’ of Perrigo Company plc ("Perrigo") or Mylan, all ‘dealings’ in any ‘relevant securities’ of Perrigo or Mylan (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by no later than 3:30 pm (New York time) on the ‘business’ day following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Perrigo or Mylan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Perrigo by Mylan or ‘relevant securities’ of Mylan by Perrigo, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (New York time) on the ‘business’ day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

Interests in securities arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

Goldman Sachs, which is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting for Mylan and no one else in connection with the proposed acquisition of Perrigo by Mylan (the “Perrigo Proposal”) and will not be responsible to anyone other than Mylan for providing the protections afforded to clients of Goldman Sachs, or for giving advice in connection with the Perrigo Proposal or any matter referred to herein.

Goldman Sachs does not accept any responsibility whatsoever for the contents of this release or for any statement made or purported to be made by them or on their behalf in connection with the offer. Goldman Sachs accordingly disclaims all and any liability whether arising in tort, contract or otherwise which it might otherwise have in respect of this release or any such statement.

Additional Information

In connection with the Perrigo Proposal, Mylan has filed certain materials with the SEC (and anticipates filing further materials), including, among other materials, the Registration Statement on Form S-4 (that includes an offer to exchange/prospectus) that Mylan filed with the SEC on May 5, 2015 (which Registration Statement was amended on June 19, 2015 and July 16, 2015 and has not yet been declared effective, the “Registration Statement”) and the definitive proxy statement on Schedule 14A that Mylan filed with the SEC on July 28, 2015 (the “Proxy Statement”) in connection with the Perrigo Proposal. In connection with the Perrigo Proposal, Mylan currently intends to file with the SEC a Tender Offer Statement on Schedule TO and certain other materials. This report is not intended to be, and is not, a substitute for such filings or for any other document that Mylan may file with the SEC in connection with the Perrigo Proposal. INVESTORS AND SECURITYHOLDERS OF MYLAN AND PERRIGO ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY (IF AND WHEN THEY BECOME AVAILABLE) BEFORE MAKING AN INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, PERRIGO AND THE PERRIGO PROPOSAL. Such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to Mylan at 724-514-1813 or investor.relations@mylan.com. Any materials filed by Mylan with the SEC that are required to be mailed to shareholders of Perrigo and/or Mylan will also be mailed to such shareholders. Mylan first began mailing the Proxy Statement to its shareholders on or about July 31, 2015. This release has been prepared in accordance with U.S. securities law, Irish law and the Irish Takeover Rules.

A copy of this release will be available free of charge at the following website: perrigotransaction.mylan.com. Such website is neither endorsed, nor sponsored, nor affiliated with Perrigo or any of its affiliates. PERRIGO® is a registered trademark of L. Perrigo Company.

Participants in Solicitation

This release is not a solicitation of a proxy from any investor or shareholder. However, Mylan and certain of its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in connection with the Perrigo Proposal under the rules of the SEC. Information regarding Mylan’s directors and executive officers may be found in Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015, amended on April 30, 2015, and updated by Mylan's Current Report on Form 8-K filed on June 11, 2015, as well as in the Registration Statement and the Proxy Statement. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants, which may, in some cases, be different than those of Mylan’s shareholders generally, will also be included in the materials that Mylan intends to file with the SEC when they become available.

Non-Solicitation

This release is not intended to, and does not, constitute or form part of (1) any offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities, (2) the solicitation of an offer or invitation to purchase or otherwise acquire, subscribe for, sell or otherwise dispose of any securities or (3) the solicitation of any vote or approval in any jurisdiction pursuant to this release or otherwise, nor will there be any acquisition or disposition of the securities referred to in this release in any jurisdiction in contravention of applicable law or regulation. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Further Information

The distribution of this release in certain jurisdictions may be restricted or affected by the laws of such jurisdictions. Accordingly, copies of this release are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore, persons who receive this release (including, without limitation, nominees, trustees and custodians) and are subject to the laws of any such jurisdiction will need to inform themselves about, and observe, any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Mylan disclaims any responsibility or liability for the violations of any such restrictions by any person.

Forward-Looking Statements

This release contains "forward-looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the Perrigo Proposal, Mylan's acquisition (the "EPD Transaction") of Mylan Inc. and the EPD Business, the benefits and synergies of the Perrigo Proposal or EPD Transaction, future opportunities for Mylan, Perrigo, or the combined company and products, and any other statements regarding Mylan's, Perrigo's, or the combined company's future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods.

These may often be identified by the use of words such as "will," "may," "could," "should," "would," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue," "target" and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the Perrigo Proposal, including as to the timing of the offer and compulsory acquisition, whether Perrigo will cooperate with Mylan and whether Mylan will be able to consummate the offer and compulsory acquisition, whether Mylan shareholders will provide the requisite approvals for the Perrigo Proposal, the possibility that competing offers will be made, the possibility that the conditions to the consummation of the offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the offer and compulsory acquisition or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the offer and compulsory acquisition; the ability to meet expectations regarding the accounting and tax treatments of a transaction relating to the Perrigo Proposal and the EPD Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of Perrigo and the EPD Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the Perrigo Proposal and the EPD Transaction; the retention of certain key employees of Perrigo and the EPD Business being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the Perrigo Proposal and the EPD Transaction within the expected time-frames or at all and to successfully integrate Perrigo and the EPD Business; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an "at-risk launch"); success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Perrigo, or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and our other filings with the SEC. These risks, as well as other risks associated with Mylan, Perrigo, and the combined company are also more fully discussed in the Registration Statement and the Proxy Statement. You can access Mylan's filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Except as required by applicable law, Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Profit Forecasts / Asset Valuations

To the extent that the Mylan quarterly results and/or the calendar year 2015 guidance contained, referred to or summarized in this document constitute a profit forecast for the purposes of Rule 28 of the Irish Takeover Panel Act, Takeover Rules, 2013, such results and/or guidance will (unless the Irish Takeover Panel consents otherwise) be reported on in accordance with that rule at the appropriate time. Except as described in the previous sentence, no statement in this release is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Mylan or Perrigo as appropriate. No statement in this release constitutes an asset valuation.

Sources and Bases of Information

The information set forth under “About Mylan” above has been extracted from Mylan Inc.’s Annual Report (Form 10-K) for the period ended December 31, 2014 filed with the SEC on March 2, 2015, amended on April 30, 2015 and updated by Mylan’s Current Report on Form 8-K filed on June 11, 2015.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Net sales	$2,357.0	$1,816.4	$4,211.6	$3,519.4
Other revenues	14.7	20.9	31.8	33.5
Total revenues	2,371.7	1,837.3	4,243.4	3,552.9
Cost of sales	1,363.6	1,028.5	2,405.2	2,006.3
Gross profit	1,008.1	808.8	1,838.2	1,546.6
Operating expenses:
Research and development	168.2	155.4	338.1	273.4
Selling, general and administrative	564.2	404.1	1,047.4	781.8
Litigation settlements, net	(0.9)	23.2	16.8	26.3
Total operating expenses	731.5	582.7	1,402.3	1,081.5
Earnings from operations	276.6	226.1	435.9	465.1
Interest expense	93.9	84.6	173.4	167.3
Other expense (income), net	2.0	3.7	20.5	8.3
Earnings before income taxes and noncontrolling interest	180.7	137.8	242.0	289.5
Income tax provision	12.8	11.2	17.5	46.3
Net earnings	167.9	126.6	224.5	243.2
Net earnings attributable to the noncontrolling interest	(0.1)	(1.4)	(0.1)	(2.1)
Net earnings attributable to Mylan N.V. ordinary shareholders	$167.8	$125.2	$224.4	$241.1
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$0.34	$0.34	$0.49	$0.65
Diluted	$0.32	$0.32	$0.46	$0.61
Weighted average ordinary shares outstanding:
Basic	490.1	373.8	454.0	373.1
Diluted	521.9	397.4	482.8	397.0

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30, 2015	December 31, 2014
ASSETS
Assets
Current assets
Cash and cash equivalents	$439.7	$225.5
Accounts receivable, net	2,861.2	2,268.5
Inventories	1,934.3	1,651.4
Other current assets	2,656.2	2,641.5
Total current assets	7,891.4	6,786.9
Intangible assets, net	6,826.4	2,347.1
Goodwill	5,212.4	4,049.3
Other non-current assets	2,864.4	2,703.3
Total assets	$22,794.6	$15,886.6
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$5,369.4	$5,305.7
Long-term debt	5,890.4	5,732.8
Other non-current liabilities	1,965.5	1,572.1
Total liabilities	13,225.3	12,610.6
Noncontrolling interest	1.4	20.1
Mylan N.V. shareholders' equity	9,567.9	3,255.9
Total liabilities and equity	$22,794.6	$15,886.6

Mylan N.V. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		Percent Change		Percent Change
	2015	2014	2015	2014	Actual	Constant Currency(1)	Actual	Constant Currency(1)

Generics:
Third party net sales
North America	$937.4	$736.6	$1,782.2	$1,518.8	27%	28%	17%	18%
Europe	571.0	395.9	977.3	751.8	44%	62%	30%	48%
Rest of World	546.7	396.0	939.2	766.2	38%	51%	23%	32%
Total third party net sales	2,055.1	1,528.5	3,698.7	3,036.8	34%	43%	22%	29%

Other third party revenues	8.6	16.0	20.2	22.2
Total third party revenues	2,063.7	1,544.5	3,718.9	3,059.0

Intersegment sales	2.3	1.3	3.8	2.6
Generics total revenues	2,066.0	1,545.8	3,722.7	3,061.6

Specialty:
Third party net sales	301.9	287.8	512.9	482.5	5%	5%	6%	6%
Other third party revenues	6.1	5.0	11.6	11.4
Total third party revenues	308.0	292.8	524.5	493.9

Intersegment sales	2.7	2.7	4.6	4.4
Specialty total revenues	310.7	295.5	529.1	498.3

Elimination of intersegment sales	(5.0)	(4.0)	(8.4)	(7.0)
Consolidated total revenues	$2,371.7	$1,837.3	$4,243.4	$3,552.9	29%	36%	19%	26%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP cost of sales	$1,363.6	$1,028.5	$2,405.2	$2,006.3
Deduct:
Purchase accounting related amortization	(242.7)	(86.9)	(382.9)	(186.8)
Acquisition related costs	(26.5)	(17.8)	(38.8)	(35.4)
Restructuring & other special items	(6.7)	(9.9)	(14.7)	(20.2)
Adjusted cost of sales	$1,087.7	$913.9	$1,968.8	$1,763.9

Adjusted gross profit (a)	$1,284.0	$923.4	$2,274.6	$1,789.0

Adjusted gross margin (a)	54%	50%	54%	50%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP R&D	$168.2	$155.4	$338.1	$273.4
Deduct:
Acquisition related costs	(0.5)	—	(0.5)	—
Restructuring & other special items	—	(16.1)	(17.9)	(17.1)
Adjusted R&D	$167.7	$139.3	$319.7	$256.3

Adjusted R&D as % of total revenue	7.1%	7.6%	7.5%	7.2%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP SG&A	$564.2	$404.1	$1,047.4	$781.8
Deduct:
Acquisition related costs	(33.8)	(8.1)	(100.3)	(13.9)
Restructuring & other special items	(24.9)	(21.8)	(32.7)	(41.1)
Adjusted SG&A	$505.5	$374.2	$914.4	$726.8

Adjusted SG&A as % of total revenue	21.3%	20.4%	21.5%	20.5%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP total operating expenses	$731.5	$582.7	$1,402.3	$1,081.5
Add / (Deduct):
Litigation settlements, net	0.9	(23.2)	(16.8)	(26.3)
Acquisition related costs	(34.3)	(8.1)	(100.8)	(13.9)
Restructuring & other special items	(24.9)	(37.9)	(50.5)	(58.2)
Adjusted total operating expenses	$673.2	$513.5	$1,234.2	$983.1

Adjusted earnings from operations (b)	$610.8	$409.9	$1,040.4	$805.9

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP interest expense	$93.9	$84.6	$173.4	$167.3
Deduct:
Interest expense related to clean energy investments (c)	(4.1)	(3.9)	(8.4)	(7.8)
Non-cash accretion of contingent consideration liability	(9.6)	(8.7)	(18.8)	(17.1)
Non-cash interest, primarily amortization of convertible debt discount	(12.0)	(7.6)	(19.9)	(14.6)
Acquisition financing costs	(11.9)	—	(11.9)	—
Adjusted interest expense	$56.3	$64.4	$114.4	$127.8

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP other expense, net	$2.0	$3.7	$20.5	$8.3
Deduct:
Equity method losses from clean energy investments	(21.7)	(17.2)	(44.2)	(36.6)
Purchase accounting related amortization	(3.9)	(3.9)	(7.7)	(7.7)
Restructuring & other special items	(1.1)	(3.3)	(8.1)	(0.3)
Adjusted other income	$(24.7)	$(20.7)	$(39.5)	$(36.3)

	Six Months Ended June 30,
	2015	2014
GAAP net cash provided by operating activities	$382	$448
Add:
Payment of litigation settlements	—	54
Financing Fees	10	—
Acquisition related costs	84	37
R&D expense	12	20
Other	2	—
Adjusted cash provided by operating activities	$490	$559

(Deduct) / Add:
Capital expenditures	(122)	(153)
Proceeds from sale of property, plant and equipment	—	5
Adjusted free cash flow	$368	$411

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.

(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)	Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code.
Reconciliation of forecasted guidance

The reconciliation below is based on management's estimate of adjusted net earnings and adjusted diluted EPS for the twelve months ending December 31, 2015. Mylan expects certain known GAAP amounts for 2015, as presented in the reconciliation below. Other GAAP charges, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for earnings per share data.

Reconciliation of forecasted GAAP net earnings and GAAP diluted EPS to adjusted net earnings and adjusted diluted EPS

	Twelve Months Ended December 31, 2015
	Lower		Upper
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$1,055	$2.11	$1,080	$2.16
Purchase accounting related amortization	820		850
Interest expense, primarily amortization of convertible debt discount	70		80
Non-cash accretion of contingent consideration liability	35		40
Pre-tax loss of clean energy investments	80		100
Litigation settlements, net	17		17
Financing related	35		40
Restructuring, acquisition and other special items	325		375
Tax effect of the above items and other income tax related items	(362)		(407)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$2,075	$4.15	$2,175	$4.35